Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in this Registration Statement on Form S-3 of our reports dated September 14, 2015 relating to the consolidated financial statements of Farmer Bros. Co. and subsidiaries, and the effectiveness of Farmer Bros. Co. and subsidiaries’ internal control over financial reporting, appearing in the Annual Report on Form 10-K of Farmer Bros Co. for the year ended June 30, 2015, and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche
Dallas, Texas
August 15, 2016